Exhibit 10.1

EXECUTION VERSION

Confidential Materials Omitted and Filed Separately with the Securities and Exchange
Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the
Securities Act of 1933, as amended. Confidential Portions are marked: [***]

ASSET PURCHASE AGREEMENT

BETWEEN

NOVEN THERAPEUTICS, LLC

AND

ANI PHARMACEUTICALS, INC.

Dated as of July 1, 2014

Confidential Materials Omitted and Filed Separately with the Securities and Exchange
Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the
Securities Act of 1933, as amended. Confidential Portions are marked: [***]

i

Confidential Materials Omitted and Filed Separately with the Securities and Exchange
Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the
Securities Act of 1933, as amended. Confidential Portions are marked: [***]

TABLE OF CONTENTS

(continued)

SCHEDULES
Schedule I	-	Lithobid® Products
Schedule II	-	Lithobid® Marks
Schedule 2.1(a)(iv)	-	Worldwide Web Addresses and Domains
Schedule 2.2	-	Allocation Schedule
Schedule 3.3	-	Governmental Authorizations
Schedule 3.4(a)	-	Noncontravention
Schedule 3.4(b)	-	Consents

ii

Confidential Materials Omitted and Filed Separately with the Securities and Exchange
Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the
Securities Act of 1933, as amended. Confidential Portions are marked: [***]

TABLE OF CONTENTS

(continued)

Page

Schedule 3.5	-	Encumbrances
Schedule 3.7(b)	-	Intellectual Property Registrations
Schedule 3.8(a)	-	Regulatory Matters
Schedule 3.8(b)	-	Recalls, Etc.
Schedule 3.8(c)	-	FDA Correspondence
Schedule 3.9	-	Litigation
Schedule 3.10	-	Ordinary Course
Schedule 3.11	-	AMP
Schedule 5.5	-	Customer Notification

EXHIBITS
Exhibit A	-	Form of Bill of Sale
Exhibit B	-	Form of Assignment and Assumption Agreement
Exhibit C	-	Form of Assignment of Trademark Rights
Exhibit D	-	Joint Public Statement
Exhibit E	-	Transfer Letter
Exhibit F	-	Supply Agreement Termination Letter
Exhibit G	-	Buyer’s Acceptance Letter
Exhibit H	-	Customer Notification Letter

iii

Confidential Materials Omitted and Filed Separately with the Securities and Exchange
Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the
Securities Act of 1933, as amended. Confidential Portions are marked: [***]

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 1, 2014 (the “Closing Date”), by and between Noven Therapeutics, LLC, a Delaware limited liability company formerly known as JDS Pharmaceuticals, LLC (the “Seller”) and ANI Pharmaceuticals, Inc., a Delaware corporation (the “Buyer”). The Seller and the Buyer are referred to hereinafter individually as a “Party” and collectively as the “Parties.”

RECITALS

A.           The Seller is engaged in the promotion, distribution, marketing, and sale of the Lithobid Products (the “Business”).

B.           Pursuant to the terms of that certain Manufacturing and Supply Agreement, dated December 6, 2007, between Seller and ANIP Acquisition Company, a wholly owned subsidiary of Buyer (“ANIP Acquisition”), ANIP Acquisition is the current manufacturer of the Lithobid Products (the “Supply Agreement”).

C.           Buyer desires to purchase from Seller and Seller desires to sell to Buyer, the Purchased Assets for the Consideration and upon the terms and conditions set forth herein (the “Sale”), and the Board of Directors of each of the Seller and the Buyer has approved the consummation of the Sale and the transactions set forth herein.

In consideration of the mutual representations, warranties and covenants contained herein, the Parties hereto agree as follows:

Section 1      DEFINITIONS

1.1           “Act” means the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder from time to time.

1.2           “Additional Payment” has the meaning set forth in Section 2.2(b) below.

1.3           “Affiliate” means any person or legal entity controlling, controlled by or under common control with the person with respect to whom such status is at issue and shall include, without limitation, any corporation fifty percent (50%) or more of the voting power of which (or other comparable ownership interest for an entity other than a corporation) is owned, directly or indirectly, by the person with respect to whom such status is at issue or any corporation, person or entity which owns fifty percent (50%) of more of such voting power of the person with respect to whom such status is at issue.

1.4           “Agreement” has the meaning set forth in the preamble above.

1.5           “Allocation Schedule” has the meaning set forth in Section 2.2(c) below.

1.6           “AMP” has the meaning set forth in Section 3.11 below.

1.7           “Ancillary Agreements” has the meaning set forth in Section 2.3(a) below.

1.8           “ANIP Acquisition” has the meaning set forth in the recitals above.

1.9           “API” means the active pharmaceutical ingredient or pharmaceutically active compound Lithium Carbonate for use in the Lithobid Product.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange
Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the
Securities Act of 1933, as amended. Confidential Portions are marked: [***]

1.10         “Assumed Liabilities” has the meaning set forth in Section 2.1(c) below.

1.11         “Books and Records” means the Marketing Materials and Data, and all of the following, to the extent solely relating to the Lithobid Products or the Business and to the extent owned by Seller as of the Closing Date: all documents, if any, relating to the calculation of baseline AMP received by Seller from Solvay (but excluding any proprietary methodology documents created by Seller or any of Seller’s Affiliates with respect to the calculation of baseline AMP); all documents, if any, relating to NonFAMP-Eligible Transactions from October 1, 2013 through the Closing Date; vendor lists and audits; batch records; change control reports; all information relating to medical safety, including complaints and adverse drug event histories and files for the Lithobid Products; copies of all filings (and supporting documentation and correspondence) with Regulatory Authorities, including, but not limited to, the NDA for the Lithobid Products, as well as the Supplement; component and labeling purchasing specifications; quality assurance/control data; and customer lists (if any).

1.12         “Bulk Sales Laws” means the Laws of any jurisdiction relating to bulk sales that are applicable to the sale of the Purchased Assets by Seller hereunder.

1.13         “Business” has the meaning set forth in the recitals above.

1.14         “Business Day” means any day other than a Saturday, Sunday or another day on which commercial banks in New York, New York are authorized or required by law to close.

1.15         “Buyer” has the meaning set forth in the preamble above.

1.16         “Buyer Indemnified Party” has the meaning set forth in Section 8.1 below.

1.17         “Buyer’s Acceptance Letter” has the meaning set forth in Section 2.3(b)(iii) below.

1.18         “Cap” has the meaning set forth in Section 8.3(a) below.

1.19         “Closing” has the meaning set forth in Section 2.3 below.

1.20         “Closing Date” has the meaning set forth in the preamble.

1.21         “Closing Payment” has the meaning set forth in Section 2.3(b)(i) below.

1.22         “Confidential Information” has the meaning set forth in Section 9.1 below.

1.23         “Consideration” has the meaning set forth in Section 2.2(b) below.

1.24         “Disclosing Party” has the meaning set forth in Section 9.1 below.

1.25         “Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

1.26         “Excluded Assets” has the meaning set forth in Section 2.1(b) below.

1.27         “FDA” means the Food and Drug Administration or any successor agency thereof.

1.28         “FDA Review” means the FDA’s review of the Supplement.

1.29         “Finished Lithobid Product Inventory” has the meaning set forth in Section 2.1(b) below.

1.30         “Fundamental Representations” has the meaning set forth in Section 8.4(a) below.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange
Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the
Securities Act of 1933, as amended. Confidential Portions are marked: [***]

1.31         “Indemnified Parties” means (i) with respect to claims arising under Section 8.1, the Buyer Indemnified Parties, and (ii) with respect to claims arising under Section 8.2, the Seller Indemnified Parties.

1.32         “Indemnifying Party” means (i) with respect to claims arising under Section 8.1, the Seller, and (ii) with respect to claims arising under Section 8.2, the Buyer.

1.33         “Intellectual Property Rights” means any and all of the following intellectual property rights owned by the Seller or its Affiliates to the extent primarily used in the formulation, manufacture, packaging, promotion, distribution, marketing, and sale of the Lithobid Products: (i) patents, patent applications (filed and unified), invention disclosures and invention assignments; (ii) trademarks, trade names, trade dress, logos, slogans, rights of publicity, service marks and service names; (iii) copyrights and other works; (iv) worldwide web addresses and domain names; (v) Know-How; (vi) Trade Secrets; (vii) all applications, registrations, or common law or unregistered rights relating to any of the foregoing; and (viii) all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining to any of the foregoing. For clarity and for all purposes under this Agreement, the name “Noven” and all trademarks and other intellectual property rights related thereto are not Intellectual Property Rights.

1.34         “Inventory” means all work-in-process, printed packaging components, raw materials, including API, and inventories of Finished Lithobid Product Inventory that is owned by Seller.

1.35         “Know-How” means all proprietary methods, processes, techniques, compositions, technology, information, data, results of tests, studies, statistical and other analyses and expertise, whether patented or unpatented, in each case to the extent related solely to the Lithobid Products, owned by the Seller or any Affiliate of the Seller which are, used solely in the formulation, manufacture or marketing of the Lithobid Products, including, without limitation, pharmacology, toxicology, drug stability, manufacturing and formulation methodologies and techniques, clinical and non-clinical safety and efficacy studies, marketing studies and absorption, excretion and metabolism studies, quality control and quality assurance processes, and shall include, without limitation, all tangible manifestations thereof.

1.36         “Knowledge” means, with respect to the Seller and with respect to any particular matter, the actual knowledge of Jeffrey Mihm, the Chief Administrative Officer and General Counsel of Seller or Bruce Friedman, Vice President of the Seller and the knowledge each has or would have after inquiry to his direct reports who have responsibility for and are likely to have knowledge of the matter in question.

1.37         “Law” means all applicable federal, state and local laws, statutes or ordinances, including, without limitation, (i) the Act and (ii) all regulations, rules, or published guidelines or pronouncements having the effect of law promulgated by any Regulatory Authority.

1.38         “Liability” means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due), including any liability for Taxes.

1.39         “Lithobid Marks” means the trademarks listed on Schedule II hereto.

1.40         “Lithobid Products” means the specific products listed on Schedule I hereto.

1.41         “Losses” has the meaning set forth in Section 8.1 below.

1.42         “Marketing Materials and Data” means all of the following, to the extent solely relating to the Lithobid Products and to the extent owned by Seller and in Seller’s possession: physician lists, customer lists, sales force training materials, market research materials, advertising and promotional materials and records of sales and cost data for the twelve (12) months ended April 30, 2014.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange
Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the
Securities Act of 1933, as amended. Confidential Portions are marked: [***]

1.43         “Material Adverse Effect” means (i) with respect to any Person, a material adverse effect on the assets, financial condition, or results of operations of such Person and its subsidiaries, taken as a whole, and (ii) with respect to the Business, a material adverse effect on the Business taken as a whole, provided that in no event will any of the following, individually or in the aggregate, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Material Adverse Effect with respect to such Person, or with respect to the Business: (A) any change in general economic or financial market conditions, (B) any change in the general state of the industry in which such Person or the Business, as applicable, operates, (C) any act of terrorism or war, or (D) the announcement of the execution of this Agreement or the transactions contemplated hereby except to the extent any of the events in clauses (A) - (D) affects such Person or the Business in a disproportionate manner to other Persons or products in the industry.

1.44         “NDA” means New Drug Application 18-027.

1.45         “NDC” has the meaning set forth in Section 5.6 below.

1.46         “NonFAMP-Eligible Transactions” means those transactions relating to the Lithobid Products that are used to calculate the Non-Federal Average Manufacturer Price as defined by Veteran’s Health Care Act of 1992.

1.47         “Party” or “Parties” has the meaning set forth in the preamble above.

1.48         “Permitted Encumbrances” means (i) encumbrances for Taxes not yet due and payable or being contested in good faith for which adequate reserves have been established; and (ii) statutory and contractual encumbrances of landlords, carriers, warehousemen, mechanics, materialmen, suppliers and repairmen, and other like encumbrances, incurred in the ordinary course of business and not yet delinquent or being contested in good faith.

1.49         “Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a governmental authority.

1.50         “Product Approval” means with respect to each Lithobid Product, the NDA set forth opposite the name of such Lithobid Product on Schedule I hereto, together with the Supplement.

1.51         “Product Technology” means the Intellectual Property Rights, manufacturing technology, and trade secrets, including, but not limited to, the Know-How, that is owned or used by the Seller or its Affiliates and is necessary for the formulation, manufacture, packaging, release testing and stability and shelf life determination of the Lithobid Products, including, but not limited to, specifications and test methods, manufacturing and packaging instructions, master formula, validation reports (process, analytical methods and cleaning), stability data and analytical methods, but excluding any common industry practice, process or procedure used or usable in the manufacture of pharmaceutical products.

1.52         “Purchased Assets” has the meaning set forth in Section 2.1(a) below.

1.53         “Reasonable Commercial Efforts” means, with respect to a particular result, such efforts as a reasonably prudent Person desirous of achieving such result would use in similar circumstances; provided that the applicable Party shall be required to expend only such resources to achieve such result as are commercially reasonable in similar circumstances.

1.54         “Receiving Party” has the meaning set forth in Section 9.1 below.

1.55         “Regulatory Authority” means any governmental or regulatory body, court, agency, commission, official, or arbitrator, including, without limitation, the FDA.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange
Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the
Securities Act of 1933, as amended. Confidential Portions are marked: [***]

1.56         “Retained Liabilities” has the meaning set forth in Section 2.1(d) below.

1.57         “Sale” has the meaning set forth in the recitals above.

1.58         “Seller” has the meaning set forth in the preamble above.

1.59         “Seller Indemnified Party” has the meaning set forth in Section 8.2 below.

1.60         “Supplement” means the prior approval Supplement filed by Seller with the FDA relating to a change in particle size of the active pharmaceutical ingredients used in the Lithobid Products.

1.61         “Supply Agreement” has the meaning set forth in the recitals above.

1.62         “Supply Agreement Termination Letter” has the meaning set forth in Section 2.3(a)(iv) below.

1.63         “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.64         “Taxes” (and with correlative meanings, “Tax” and “Taxable”) means all taxes of any kind imposed by a federal, state, local or foreign governmental authority, including, but not limited to, those on, or measured by or referred to as, income, gross receipts, financial operation, sales, use, ad valorem, value added, franchise, profits, license, withholding, payroll (including all contributions or premiums pursuant to industry or governmental social security laws or pursuant to other laws and regulations), employment, excise, severance, stamp, occupation, premium, property, transfer or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest, surcharges and penalties, additions to tax or additional amounts imposed by such governmental authority with respect to such amounts.

1.65         “Third Party” means any Person other than the Parties or any of their respective Affiliates.

1.66         “Threshold Amount” has the meaning set forth in Section 8.3(a) below.

1.67         “Trade Secrets” means information solely regarding the Lithobid Products, including technical and non-technical data, a formula, pattern, compilation, program device, method, technique, process or other information similar to any of the foregoing, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

1.68         “Transfer Letter” has the meaning set forth in Section 2.3(a)(iii).

Section 2      THE SALE

2.1           Sale and Purchase; Assumption of Certain Liabilities.

(a)          At the Closing, the Seller is selling, conveying, assigning, transferring, and, to the extent set forth in this Agreement, delivering to the Buyer, and the Buyer is purchasing and assuming from the Seller, all of the Seller’s right, title and interest in and to the following assets (collectively, the “Purchased Assets”):

(i)          the Books and Records;

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange
Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the
Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(ii)         the Inventory, except for the Finished Lithobid Product Inventory;

(iii)        the Product Approvals (to be effectuated as set forth in Section 2.4(b)); and

(iv)        all the Intellectual Property Rights, including, without limitation, the Lithobid Marks and worldwide web addresses and domain names listed on Schedule 2.1(a)(iv).

(b)          Notwithstanding any other provision of this Agreement, the Purchased Assets do not include, and the Seller shall retain all rights, title and interest in and to, all assets, properties and rights of the Seller and its Affiliates, including all finished Lithobid Product Inventory bearing Seller’s NDC code (“Finished Lithobid Product Inventory”), other than those assets specifically enumerated as Purchased Assets in Section 2.1(a) (collectively, the “Excluded Assets”). Without limiting the generality of the foregoing, the Parties agree and acknowledge that the Purchased Assets shall not include any property, plant or equipment, accounts receivable, cash, employees, or credit or refund of Taxes attributable to any period of time prior to the Closing Date. Buyer acknowledges and agrees that Seller may retain a copy of all or part of the documentation that it delivers to Buyer hereunder.

(c)          At the Closing, as further consideration for the Purchased Assets, the Buyer shall only assume and agree to pay, perform and discharge (i) all Liabilities and obligations arising out of the conduct of the Business and/or the operation and/or use of the Purchased Assets by Buyer following the Closing, (ii) all product liability, product warranty and other Liabilities and obligations arising out of or relating to the manufacture, distribution and/or sale of any Lithobid Products sold using Buyer’s NDC after the Closing Date or the use thereof; (iii) all regulatory responsibilities relating to the Lithobid Products arising after the Closing Date; (iv) notwithstanding any provision of this Agreement to the contrary, all Liabilities (including for product liability, breach of warranty or any other action or claim) for which Buyer, ANIP Acquisition or any of their respective Affiliates has Liability or in the future would have Liability pursuant to the Supply Agreement, including relating to voluntary and involuntary recalls and market withdrawals of the Lithobid Product); and (v) any Liabilities relating to any clinical study or any data associated therewith which arise from and after the Closing Date, if such clinical study was required or requested by any Regulatory Authority after the Closing Date (collectively, the “Assumed Liabilities”).

(d)          All Liabilities of the Seller other than the Assumed Liabilities (the “Retained Liabilities”) shall be retained by and shall remain the sole responsibility of the Seller and its Affiliates, as applicable.

2.2           Consideration; Allocation of Consideration.

(a)          As consideration for the Purchased Assets, at the Closing, the Buyer is paying to Seller, the Closing Payment by wire transfer of readily available US dollars to an account specified by Seller in writing.

(b)          In the event that on or prior to June 30, 2015 the FDA informs Buyer that the FDA Review has been completed and the proposed Supplement accepted without any additional requirement that Buyer conduct any further clinical trial in order to qualify or permit the requested change to the Lithobid Products specified in the Supplement, then, no later than ten (10) Business Days following the Buyer’s receipt of the approval thereof from the FDA, the Buyer will make an additional payment to Seller of One Million Dollars ($1,000,000), by wire transfer of immediately available funds (the “Additional Payment”). However, in the event that in connection with the FDA Review the FDA informs Buyer that any such further clinical trial is required or otherwise fails to approve the proposed Supplement on or prior to June 30, 2015, then no Additional Payment shall be made by Buyer to Seller hereunder. Each Party shall use (after Reasonable Commercial Efforts by Buyer to obtain such approval) Reasonable Commercial Efforts to obtain approval of the Supplement. The aggregate of the Closing Payment plus any Additional Payment and the Assumed Liabilities is referred to herein as the “Consideration”.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange
Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the
Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(c)          The Consideration shall be allocated in accordance with Schedule 2.2 (the “Allocation Schedule”). Each of the Parties agrees to (i) prepare and timely file all Tax Returns, in respect of all affected taxable periods (or portions thereof), in a manner consistent with the Allocation Schedule, and (ii) act in accordance with the Allocation Schedule for all Tax purposes, unless otherwise required by Law. Any unresolved disputes regarding the Allocation Schedule, including any amendments thereto, shall be promptly submitted to a jointly-retained third party accounting firm for determination, which shall be final and binding on the Parties. The cost and expenses of such third party accounting firm shall be borne equally by the Buyer and Seller.

(d)          Any Taxes in the nature of a sales, transfer or use Tax payable on the sale or transfer of all or any portion of the Purchased Assets or the consummation of any other transaction contemplated hereby (but specifically excluding any income tax liabilities) shall be borne equally by the Seller and Buyer. The Buyer shall not be entitled to deduct and/or withhold from the Consideration otherwise payable to Seller pursuant to this Agreement under any provision of federal, state, local or foreign Tax Law.

2.3           Closing. The closing (the “Closing”) of the Sale is taking place on the Closing Date, concurrently with the execution and delivery of this Agreement at the offices of Dentons US, LLP, located at 1221 Avenue of the Americas, New York, NY 10020. The effective time of the Closing shall be 12:01 am, Eastern Daylight Time on the Closing Date. The parties hereby agree that the Closing may take place by delivery of the documents to be delivered at the Closing by facsimile or other electronic transmission. All deliveries by one party to another party at Closing shall be deemed to have occurred simultaneously and none shall be effective until and unless all have occurred. At the Closing:

(a)          The Seller shall deliver to the Buyer counterparts of the following documents, duly executed by the Seller (collectively referred to herein as the “Ancillary Agreements”):

(i)          a Bill of Sale and Assignment and Assumption Agreement effecting the transfer of the Purchased Assets and the assignment and assumption of the Assumed Liabilities, in the form and substance of Exhibits A and B, respectively, hereto, executed by the Seller;

(ii)         an assignment of the Lithobid Marks, in the form and substance of Exhibit C, executed by the Seller;

(iii)        a letter of transfer from Seller to the FDA in the form of Exhibit E (the “Transfer Letter”);

(iv)        a letter from Seller confirming that the Supply Agreement is terminated except for Section 2.9, Article III, Article V, Article VI, Article VII, Article VIII, Article XII and Article XIII (other than Section 13.9), in the form of Exhibit F (the “Supply Agreement Termination Letter”); and

(v)         such other documents, instruments and certificates as the Seller and Buyer reasonably agree are necessary to effect the transactions herein described.

(b)          The Buyer shall deliver to the Seller:

(i)          the aggregate sum of Eleven Million Dollars ($11,000,000) (the “Closing Payment”) by wire transfer of immediately available funds in accordance with Section 2.2(a);

(ii)         counterparts of each of the Ancillary Agreements, duly executed by the Buyer as applicable;

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange
Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the
Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(iii)        a letter from Buyer to the FDA notifying it of Buyer’s acceptance of the transfer of the NDA referred to in the Transfer Letter in the form of Exhibit G (“Buyer’s Acceptance Letter”); and

(iv)        the Supply Agreement Termination Letter duly executed by ANIP Acquisition.

2.4           Transfer of Purchased Assets; Cooperation.

(a)          On or as promptly as practicable after the Closing Date, the Seller shall (i) transfer (or implement arrangements reasonably satisfactory to Buyer for the transfer and delivery of physical possession of) all tangible assets included in the Purchased Assets to the Buyer or its designated representatives, and (ii) upon request of the Buyer, notify all of its agents that hold files or other tangible material included in the Purchased Assets that, effective as of the Closing, the Buyer owns such Purchased Assets, with directions to transfer such Purchased Assets to Buyer in accordance with the Buyer’s instructions. Buyer shall pay for any costs or expenses associated with taking possession of the Purchased Assets. Notwithstanding the foregoing, to the extent not delivered at Closing, Seller shall deliver all of the non-electronic Books and Records related to the Product Approvals to Buyer no later than August 1, 2014, and on or before July 15, 2014, except as otherwise provided in Section 5.12(c), Seller shall provide to Buyer (1) all of the electronic Books and Records related to the Product Approvals, to the extent not previously delivered and (2) all case files since April 27, 2014, including readable .pdf copies of PADER listings and completed FDA form 3500As and source documents.

(b)          Following the Closing, Seller shall file with the FDA all of the documents and the information required of a former owner, including, but not limited to, the Transfer Letter and Buyer shall file with the FDA the information required of a new owner or agent in respect thereof in the form of the Buyer’s Acceptance Letter, in each case, at each Party’s own expense. Seller may retain an archival copy of each Product Approval, including supplements and records that are required to be kept under 21 CFR §314.81.

(c)          Notwithstanding anything to the contrary contained in this Agreement, if the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to the Buyer of any asset that would be a Purchased Asset is (i) prohibited by any applicable Law or (ii) would require any authorization, approval, consent or waiver from a Third Party or Regulatory Authority and such authorization, approval, consent or waiver shall not have been obtained prior to the Closing, then nothing contained herein or in any Ancillary Agreement shall constitute or effect the sale, assignment, transfer, conveyance or delivery of any such asset. In such event, following the Closing, the Parties shall use their Reasonable Commercial Efforts, and cooperate with each other in good faith, to obtain promptly such authorization, approval, consent or waiver; provided, however, that the Buyer shall not be required to pay any consideration or fee or otherwise incur any expense (all such consideration, fees and expenses to be borne exclusively by the Seller) to obtain any such authorization, approval, consent or waiver. Pending such authorization, approval, consent or waiver, the Parties shall cooperate with each other in good faith in any reasonable and lawful arrangements that will provide to the Buyer the benefits of use of such asset, including any indemnities, that, in each case, it would have obtained had the asset been conveyed to the Buyer at the Closing. If authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any such asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, the Seller shall assign, transfer, convey and deliver such asset to the Buyer at no additional cost to the Buyer.

(d)          Buyer shall be responsible for, and shall bear all costs associated with, completing the recordation of any trademark assignment for the Lithobid Marks with the appropriate Regulatory Authorities in each country in which the Lithobid Marks are registered; provided that Seller shall, for a period of three (3) years after the Closing, upon the reasonable request of Buyer, cooperate with Buyer to execute any additional documentation required to record and give effect to the assignment of the Lithobid Marks in any jurisdiction in accordance with this Agreement.

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange
Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the
Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as otherwise disclosed to Buyer in the correspondingly numbered section of the disclosure schedules delivered to Buyer by the Seller on the date hereof, the Seller hereby represents and warrants to the Buyer as follows:

3.1           Organization. Seller is duly organized, validly existing and in good standing under the laws of Delaware.

3.2           Power and Authorization. The execution and delivery by the Seller of this Agreement and each Ancillary Agreement, and the performance of the Seller’s obligations hereunder and thereunder and the consummation of the Sale are within the power and authority of the Seller and have been duly authorized by all necessary action on the part of the Seller. Each of this Agreement and each Ancillary Agreement (a) has been duly executed and delivered by a duly authorized representative of the Seller and (b) is a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally.

3.3           Authorization of Governmental Authorities. Except for actions and filings disclosed on Schedule 3.3 and for the Transfer Letter and Buyer’s Acceptance Letter (and FDA’s acceptance thereof to the extent required), no action by or in respect of, or filing with, any Regulatory Authority is required by the Seller for, or in connection with, the valid and lawful (i) authorization, execution and delivery by the Seller of this Agreement and each Ancillary Agreement or (ii) the consummation of the Sale by the Seller.

3.4           Noncontravention.

(a)          Except as disclosed on Schedule 3.4(a), the execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements do not (i) violate any Law or any decree or judgment of any court or other Regulatory Authority applicable to the Seller, the Business or any of the Purchased Assets; (ii) violate or conflict with, result in a breach of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, permit cancellation of, or result in the creation of any encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets under, any contract to which the Seller is a party or by which it is bound (subject to Seller’s obtaining the consents set forth on Schedule 3.4(b)); or (iii) violate or conflict with any provision of the Certificate of Incorporation or By-laws of the Seller.

(b)          Except as set forth on Schedule 3.4(b) and for the Transfer Letter and Buyer’s Acceptance Letter (and FDA’s acceptance thereof to the extent required), no consents or approvals of, or filings or registrations by the Seller with any Regulatory Authority or any other Third Party are necessary in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements by the Seller.

3.5           Encumbrances. Except as disclosed on Schedule 3.5 and except for Permitted Encumbrances and/or Encumbrances created by or at the express direction of Buyer, there are no encumbrances on any of the Purchased Assets.

3.6           Purchased Assets. At Closing, the Seller shall convey to the Buyer good and marketable title to and/or an enforceable right to use, all of the Purchased Assets, subject to Encumbrances created by or at the express direction of Buyer.

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3.7           Intellectual Property.

(a)          The current use by the Seller of the Intellectual Property Rights in the formulation, manufacture, packaging, promotion, distribution, marketing, and sale of the Lithobid Products does not interfere with, infringe upon, misappropriate, or otherwise conflict with any intellectual property rights of any Third Party. The Seller has not received any written charge, complaint, claim, demand, or notice since June 1, 2011 alleging any interference, infringement, misappropriation, or violation (including any claim that the Seller or any of its Affiliates must license or refrain from using any of the Intellectual Property Rights). To the Knowledge of the Seller, no Third Party (i) currently interferes or has since June 1, 2011 interfered with, (ii) currently infringes or has since June 1, 2011 infringed upon, or (iii) has since June 1, 2011 misappropriated any of the Intellectual Property Rights.

(b)          Schedule 3.7(b) identifies all current and unexpired trademark and patent registrations that have been issued to the Seller or its predecessors that solely relate to the Lithobid Products. Each item identified in Schedule 3.7(b) is valid, subsisting and in full force and effect, and the Seller has taken all reasonable steps necessary to maintain such registrations, including the payment when due of all registration and maintenance fees and annuities and the filing of all necessary renewals, statements and certifications, and all necessary material documents and certificates in connection with such registered Intellectual Property Rights have been filed with the relevant patent, copyright or other governmental or Regulatory Authorities for the purposes of maintaining such registered Intellectual Property Rights.

(c)          Section 3.6 (solely with respect to Product Approvals that constitute Intellectual Property Rights) and this Section 3.7 represent the sole and exclusive representations and warranties of the Seller regarding Intellectual Property Rights and no other representation and/or warranty in this Agreement shall apply to any Intellectual Property Rights.

3.8           Legal Compliance.

(a)          Except as disclosed on Schedule 3.8(a), since June 1, 2009, the Seller has conducted its operations as they pertain to the Business in compliance, in all material respects, with all applicable Laws.

(b)          Except as set forth on Schedule 3.8(b), the Seller has not received any written notice of a material violation of any applicable Law from any Regulatory Authority relating to the Purchased Assets or Business, including the promotion, distribution, marketing, and sale of the Lithobid Products since June 1, 2011.

(c)          Except as set forth on Schedule 3.8(c), with respect to the Business, including the promotion, distribution, marketing, and sale of the Lithobid Products, the Seller has not received in writing since June 1, 2011, any warning letters or other correspondence from the FDA or any other Regulatory Authority in which the FDA or such other Regulatory Authority asserted that the promotion, distribution, marketing, or use and sale of any Lithobid Product was not in compliance with applicable Law. Except as disclosed on Schedule 3.8(b), with respect to the promotion, distribution, marketing, and sale of the Lithobid Products, there has not been, since June 1, 2011, any product recall, market withdrawal or replacement, or post-sale warning conducted by or on behalf of the Seller concerning the Lithobid Products or, to the Knowledge of the Seller, any product recall, market withdrawal or replacement conducted by or on behalf of any Third Party as a result of any alleged defect in the Lithobid Products.

(d)          Seller has provided to Buyer readable .pdf copies of all PADERs or PADER listings from 2004 through April 27, 2014 and Medwatch forms for all expedited cases from 2009 through April 27, 2014. Since April 27, 2011 , each PADER and annual report relating to the Lithobid Products was timely filed by the Seller with the FDA.

3.9           Litigation. Except as disclosed on Schedule 3.9, there is no lawsuit relating to the Purchased Assets of which Seller has Knowledge, or to the Knowledge of the Seller, threatened which would reasonably be expected to have a Material Adverse Effect on the Business. There is no lawsuit pending, or to the Knowledge of the Seller, threatened, which in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or materially delay the consummation of, or otherwise relates to, this Agreement or the Sale. The Seller is not the plaintiff in and currently does not intend to initiate any lawsuit involving the Purchased Assets.

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3.10         Ordinary Course. As of June 30, 2014, the Finished Lithobid Product Inventory at the Company’s three largest wholesalers in the aggregate is not more than 1600 units. Schedule 3.10 sets forth a summary, by week, of the shipments of Lithobid Products sold by or on behalf of the Seller to customers from April 1, 2014 through June 29, 2014.

3.11         AMP. Schedule 3.11 sets forth the baseline Average Manufacturers Price (“AMP”) for the Lithobid Products as of March 31, 2014. As of the Closing Date, Seller has delivered to Buyer any and all Books and Records relating to the calculation of baseline AMP received by Seller from Solvay when Seller acquired the rights to Lithobid from Solvay (which for purposes of clarity excludes any proprietary methodology documents created by Seller or any of Seller’s Affiliates with respect to the calculation of baseline AMP).

3.12         No Brokers. The Seller has no liability of any kind to, and is not subject to any claim of, any broker, finder or agent in connection with the Sale other than those which will be borne by the Seller.

3.13         Solvency. Immediately after giving effect to the Closing and the transactions contemplated by this Agreement, the Seller and each of its subsidiaries will be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Seller and each of its subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Seller or its subsidiaries.

3.14         No Other Representations or Warranties; Schedules.

(a)          EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 3, THE SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO BUYER, ITS AFFILIATES AND REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER, ITS AFFILIATES OR REPRESENTATIVES BY ANY DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF THE SELLER). ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY THE SELLER OR ANY OF ITS REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF THE DOCUMENTS PROVIDED IN RESPONSE TO BUYER’S WRITTEN DILIGENCE REQUESTS AND ANY MANAGEMENT PRESENTATIONS PROVIDED), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT, OR ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

Section 4      REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as of the date of this Agreement, as follows:

4.1           Organization. The Buyer is duly organized, validly existing and in good standing under the laws of Delaware.

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4.2           Power and Authorization. The execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement and the consummation of the Sale are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer. Each of this Agreement and each Ancillary Agreement (a) has been duly executed and delivered by a duly authorized representative of the Buyer and (b) is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally.

4.3           Authorization of Governmental Authorities. No action by or in respect of, or filing with, any governmental authority is required by the Buyer for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement or (b) the consummation of the Sale by the Buyer.

4.4           No Brokers. The Buyer has no liability of any kind to, and is not subject to any claim of, any broker, finder or agent with respect to the Sale for which the Buyer will be liable.

4.5           Noncontravention.

(a)          The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which the Buyer is a party do not and will not (i) violate any Law or any decree or judgment of any court or other Regulatory Authority applicable to the Buyer; (ii) violate or conflict with, result in a breach of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, any contract, agreement or obligation to which the Buyer is a party or by which it is bound; or (iii) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of the Buyer.

(b)          Except for any that have heretofore been obtained or made, no material consents or approvals of, or filings or registrations by the Buyer with, any Regulatory Authority or any other Third Party are necessary in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements by the Buyer.

4.6           Financial Capability. The Buyer has sufficient funds or credit resources to pay the Consideration and to perform and consummate the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth herein.

4.7           Solvency. Immediately after giving effect to the Closing and the transactions contemplated by this Agreement, the Buyer and each of its subsidiaries will be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer and each of its subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or its subsidiaries.

Section 5     COVENANTS AND AGREEMENTS

5.1           Expenses. Except to the extent otherwise expressly set forth in this Agreement, the Seller and the Buyer shall each bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

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5.2           Payment and Discharge of Liabilities. The Seller shall pay or otherwise satisfy in the ordinary course of business and as and when due, whether before or after the Closing Date, all of the Retained Liabilities in accordance with the terms thereof and in a manner consistent with their past practices in relation to the Business. The Buyer shall pay or otherwise satisfy in the ordinary course of business and as and when due, after the Closing Date, all of the Assumed Liabilities.

5.3           Further Assurances. Each Party shall exercise its Reasonable Commercial Efforts to execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby and by the Ancillary Agreements in accordance with the terms hereof and thereof.

5.4           Public Announcements. Exhibit D sets forth Seller’s form of press release regarding the terms of this Agreement and the transactions set forth herein, and, except as set forth in Section 9, none of the Parties or their respective Affiliates or their respective directors, officers, employees and agents shall issue any press release or otherwise make any public statement in deviation or contravention of the contents of such press release without the approval of Buyer, in the case of any disclosure by Seller, or Seller in the case of a disclosure by Buyer.

5.5           Customer Notifications. As promptly as practicable after the Closing Date, the Buyer and Seller shall send the joint letter attached hereto as Exhibit H to all wholesale distributors, pharmacies and other customers of the Seller listed on Schedule 5.5.

5.6           NDC Numbers. Buyer has established new National Drug Code (“NDC”) numbers for the Lithobid Products. The Buyer shall apply such new NDC numbers to all Lithobid Products manufactured or sold on or after the Closing Date.

5.7           Access After Closing.

(a)          Following the Closing, for so long as such information is retained by the Buyer, the Buyer shall permit the Seller and its authorized representatives to have reasonable access to, and to make photocopies of, the Books and Records transferred to the Buyer that relate to the Purchased Assets with respect to the period prior to Closing, to the extent that such access may be required in connection with (i) the preparation of any accounting records or Tax returns or any audit involving the Lithobid Products or the Purchased Assets, (ii) any suit, claim, action, proceeding or investigation relating to the Purchased Assets, (iii) any regulatory filing or matter, or (iv) in connection with any other valid legal or business purpose of the Seller or its Affiliates. Such access shall be afforded during normal business hours and upon reasonable prior written notice from the Seller. The Buyer shall retain all Books and Records of the nature described above for a period of six (6) years following the Closing Date unless the Buyer gives the Seller notice of its intention to destroy any such records and affords the Seller a reasonable opportunity to take possession or make copies of any such records proposed to be destroyed.

(b)          Subject to Section 2.4(c), following the Closing, for so long as such information is retained by the Seller, the Seller shall permit the Buyer and its authorized representatives to have reasonable access to, and to make photocopies of, the Books and Records retained by the Seller that relate to the Purchased Assets with respect to the period prior to Closing, to the extent that such access may be required in connection with (i) the preparation of any accounting records or Tax returns or any audit involving the Lithobid Products or the Purchased Assets, (ii) any suit, claim, action, proceeding or investigation relating to the Purchased Assets, (iii) any regulatory filing or matter or (iv) in connection with any other valid legal or business purpose of the Buyer or its Affiliates. Such access shall be afforded during normal business hours and upon reasonable prior written notice from the Buyer. The Seller shall retain all Books and Records of the nature described above for a period of six (6) years following the Closing Date unless the Seller gives the Buyer notice of its intention to destroy any such records and affords the Buyer a reasonable opportunity to take possession or make copies of any such records proposed to be destroyed.

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5.8           Inventory. Immediately following Closing, Seller and Buyer shall jointly notify Cardinal SPS in writing of the consummation of the Sale and Seller shall instruct Cardinal SPS to destroy the Finished Lithobid Product Inventory held by Cardinal SPS, and Buyer shall destroy any Finished Lithobid Product Inventory in its possession. Buyer shall pay or promptly reimburse Seller for any costs or expenses associated with Cardinal SPS’s and/or Buyer’s destruction of the Finished Lithobid Product Inventory. All accounts receivable and other amounts owed to Buyer or ANIP Acquisition or their respective Affiliates with respect to Inventory shall be deemed paid and satisfied in full by Seller. Buyer and Seller each agrees that in no event following the Closing Date will Buyer or Seller sell any Lithobid Products which are labeled with the Seller’s name. Not in any way limiting any provision of this Agreement, Seller shall have no obligation to reimburse Buyer or ANIP Acquisition or their respective Affiliates for any Methylene Chloride purchased by Buyer or ANIP Acquisition or their respective Affiliates pursuant to the terms of the Supply Agreement or otherwise. Immediately following the Closing, Seller shall terminate its sample program with J. Knipper and Company and shall promptly cause any Finished Lithobid Product Inventory in the possession of J. Knipper and Company to be destroyed, at the sole cost and expense of Seller.

5.9           Regulatory Matters.

(a)          Responsibility for the Lithobid Products. From and after the Closing Date, except as otherwise required by Law, the Buyer shall be solely responsible for all regulatory responsibilities under applicable Law, with respect to reporting and otherwise, in connection with the Lithobid Products, including (i) all regulatory responsibility with respect to the formulation, manufacture, packaging, promotion, distribution, marketing, use and sale of Lithobid Products; (ii) adverse drug experience reporting relating to the Lithobid Products, and (iii) NDAs with respect to the Lithobid Products (it being understood and agreed that nothing in this clause (a) shall in anyway be deemed to limit any right to indemnification Buyer and/or Seller may have under Section 8).

(b)          Communications with Regulatory Agencies. From and after the Closing Date, the Buyer shall have responsibility for all communication with the FDA with respect to the matters relating to the formulation, manufacture, packaging, promotion, distribution, marketing, use and sale of the Lithobid Products including without limitation, with respect to the Supplement and any clinical trials required following the FDA Review. To the extent any such communication relates to the Supplement, Buyer shall consult with Seller regarding the content of such communication and shall provide Seller with a copy of any material correspondence received from the FDA.

(c)          Fee Obligations. From and after the Closing Date, Buyer shall assume all responsibility for any and all fee obligations for holders or owners of approved INDs, NDAs and Regulatory Approvals relating to the Lithobid Products after the Closing Date, including those defined under the Prescription Drug User Fee Act of 1992, as the same may be amended from time to time (it being understood and agreed that nothing in this clause (c) shall in anyway be deemed to limit any right to indemnification Buyer and/or Seller may have under Section 8).

5.10         Reporting of and Response to Adverse Drug Experience Reports, Medical Inquiries and Product Complaints. From and after the Closing Date, Buyer shall be responsible for responding to all adverse drug experience reports, complaints and medical inquiries with respect to the Lithobid Products in accordance with applicable Law and the Buyer’s customary internal procedures for responding to such reports, complaints and inquiries. These adverse drug experience reports and Lithobid Product complaints and medical inquiries may arise from any sources such as (but not limited to) direct telephone calls, the filing of lawsuits, or written correspondence to either Party. Following the Closing, the Seller shall refer all reports of adverse drug experience and Lithobid Product complaints and medical inquiries that it receives to the Buyer within five (5) days after receipt thereof. As used herein, “adverse drug experience” shall have the meaning set forth in 21 CFR 314.80.

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5.11         Rebates; Returns.

(a)          Each Party shall be responsible, at its own cost and expense, for the processing, payment, administration and support of any rebates, credits or allowances or other expenses for which it has contractual or other liability to any third party, regardless of when incurred, which relate to or arise out of sales of the Lithobid Product under its own NDC number.

(b)          As of the Closing, each Party shall be operationally responsible for processing, acceptance and exchange/refund with respect to the return of all Lithobid Products bearing its NDC in accordance with its standard return terms and conditions. Financial responsibility for returns shall be as follows: (i) Buyer shall be financially responsible for returns related to Lithobid Product sold bearing its NDC number and (ii) Seller shall be financially responsible for returns related to Lithobid Products sold on or prior to the Closing Date under its NDC number. If any quantities of Lithobid Products are returned after the Closing Date to a Party that are properly allocated to the other Party as set forth above, the receiving Party shall inform the other Party as soon as practicable and, (1) if the Seller has received the return, Seller shall deliver to Buyer (at Buyer’s expense if such return is allocated to Buyer) or destroy, at Buyer’s election, such returned Lithobid Product, or (2) if the Buyer has received the return and if such return is allocated to the Seller, Buyer shall destroy or return, at Seller’s election and expense, such returned Lithobid Product. Seller shall direct any requests to exchange returned Lithobid Product to Buyer for handling.

5.12         Post-Closing Cooperation. Following the Closing, the Parties agree to use Reasonable Commercial Efforts to transition the Business to the Buyer. In this regard:

(a)          Seller shall send a copy of the Transfer Letter to the FDA immediately following the Closing, and Buyer will send a copy of Buyer’s Acceptance Letter to the FDA immediately following the Closing;

(b)          Seller and Buyer shall cooperate to effect a transfer of the pharmacovigilance relating to the Lithobid Products on the Closing Date and in this regard, Seller agrees to forward all customer inquiries, ADEs and customer questions received by it in respect of the Lithobid Products to the call center of Buyer previously identified to Seller;

(c)          Seller and Buyer shall cooperate to effect the transfer, at Buyer’s expense, of a copy of the Seller’s safety database with respect to the Lithobid Products to Buyer (i.e., JDS files) no later than September 30, 2014; provided that such materials shall be provided in exclusively electronic form except for documents related to the pre-2004 period that are solely available in paper form;

(d)          Seller shall promptly remove the Lithobid Products from the DailyMed website following the expiration of the last to expire lot of Lithobid Products sold by Seller under Seller’s NDC code; and

(e)          Seller shall provide Buyer with reasonable assistance with preparing any FDA sufficiency response, including with respect to any additional information which is in the possession of Seller and requested by the FDA in connection with the Supplement. Buyer shall draft any responses to deficiencies the FDA identifies with respect to the Supplement, and Seller shall use Reasonable Commercial Efforts to provide Buyer with information it needs to prepare and file with the FDA the regulatory filings required to be filed by Buyer for the manufacture, marketing and distribution of the Lithobid Products, including, without limitation, the applicable PADER and NDA annual report for 2015 (with applicable domestic distribution data). Each Party shall pay their own expenses incurred in connection with obtaining acceptance by the FDA of the Supplement; however, any third party costs, fees and/or other expenses associated with obtaining acceptance by the FDA of the Supplement shall be paid by Buyer.

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5.13         Buyer’s Due Diligence Investigation.

(a)          Buyer acknowledges and agrees that, for the purposes of this Agreement, none of the Seller, its Affiliates or representatives has made any representations or warranties regarding the Seller, the Business, the Purchased Assets or otherwise in connection with the transactions set forth herein or in the Ancillary Agreements, on which it relied other than the representations and warranties expressly made by the Seller in Section 3. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that no projections, forecasts and predictions, other estimates, data, financial information, documents, reports, statements (oral or written), summaries, abstracts, descriptions, presentations (including any management presentation or facility tour), memoranda, or offering materials with respect to the Business or the Purchased Assets, is or shall be deemed to be a representation or warranty by the Seller or any of its Affiliates to Buyer, under this Agreement, or otherwise, and that Buyer has not relied thereon in determining to execute this Agreement and proceed with the transaction set forth herein. Buyer further acknowledges and agrees that to the extent materials it has received from the Seller and its agents and representatives include projections, forecasts and predictions relating to the Purchased Assets and the Business; that there are uncertainties inherent in attempting to make such projections, forecasts and predictions; that Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts, predictions and information so furnished; that Buyer shall not have any claims against the Seller, its officers, directors, Affiliates or representatives, with respect thereto; and that Buyer has not relied thereon. Buyer acknowledges that no Person has been authorized by the Seller to make any representation or warranty regarding the Seller, the Business, the Purchased Assets, or the transactions set forth in this Agreement and in the Ancillary Agreements and, if made, such representation or warranty may not be relied upon as having been authorized by the Seller.

(b)          Buyer acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon and on the representations and warranties set forth in Section 3 and has formed an independent judgment concerning, the Purchased Assets and the Business, and (ii) has conducted such investigations of the Purchased Assets and the Business as Buyer deems necessary to satisfy itself as to the operations and conditions thereof, and will rely solely on such investigations and inquiries, and the express representations and warranties of the Seller set forth in Section 3. Buyer further acknowledges and agrees that it will not at any time assert any claim against the Seller or any of its present and former directors, officers, managers, partners, shareholders, employees, agents, Affiliates, consultants, investment bankers, attorneys, advisors or representatives, or attempt to hold any of such Persons liable, for any inaccuracies, misstatements or omissions with respect to the information furnished by such Persons concerning the Purchased Assets and/or the Business, other than any inaccuracies or misstatements in the representations and warranties expressly set forth in Section 3 (subject to the limitations and expiration set forth in Section 8).

(c)          Further, without limiting any representation, warranty or covenant of the Seller expressly set forth herein, Buyer acknowledges that it has waived and hereby waives any further due diligence reviews, inspections or examinations with respect to the Seller, the Purchased Assets and the Business, including with respect to financial, operational, regulatory and legal compliance matters.

Section 6         INTENTIONALLY OMITTED

Section 7        INTENTIONALLY OMITTED

Section 8           INDEMNIFICATION

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8.1           Indemnification by the Seller. Subject to the limitations set forth in this Section 8, the Seller will indemnify and hold harmless the Buyer, its Affiliates and the Buyer’s and its Affiliates’ respective employees, officers, directors and representatives (each, a “Buyer Indemnified Party”), from, against and in respect of any and all actions, liabilities, governmental orders, encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs, expenses (including reasonable legal fees, costs and/or expenses incurred in defending a Third Party claim) or amounts paid in settlement (which, except in respect of reasonable legal fees, costs and/or expenses incurred in defending a Third Party claim, shall be subject to the terms of Section 10.1(e)) (collectively, “Losses”), incurred or suffered by the Buyer Indemnified Parties or any of them as a result of, arising out of, or directly or indirectly relating to: (a) any breach of, or inaccuracy in, any representation or warranty made by the Seller in Section 3 of this Agreement; (b) any breach, nonperformance, or violation of any covenant or agreement of the Seller (including, without limitation, under this Section 8) contained in this Agreement or any Ancillary Agreement, or (c) any Retained Liability.

8.2           Indemnification by the Buyer. The Buyer will indemnify and hold harmless the Seller, its Affiliates and the Seller’s and its Affiliates’ respective employees, officers, directors and representatives (each, a “Seller Indemnified Party”), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Parties or any of them as a result of, arising out of, or directly or indirectly relating to: (a) any breach of, or inaccuracy in, any representation or warranty made by the Buyer in Section 4 of this Agreement; (b) any Assumed Liability asserted against any Seller Indemnified Party; or (c) any breach, nonperformance, or violation of any covenant or agreement of the Buyer (including, without limitation, under this Section 8) contained in this Agreement or any Ancillary Agreement.

8.3           Limits.

(a)          The Buyer Indemnified Parties shall not be entitled to any indemnification in respect of Losses incurred by the Buyer Indemnified Parties pursuant to Section 8.1(a) for breaches of non-Fundamental Representations unless and until the aggregate amount of such Losses exceeds $[***] (the “Threshold Amount”), in which event if the aggregate amount of Losses exceeds the Threshold Amount, the Buyer Indemnified Parties may only recover the amount of such Losses in excess of the Threshold Amount. The maximum aggregate amount required to be paid by Seller to the Buyer Indemnified Parties pursuant to Section 8.1(a) for breaches of non-Fundamental Representations shall not exceed $[***] (the “Cap”). Not in any way limiting the provisions of this Section 8.3, the Seller will not have any obligation to indemnify the Buyer Indemnified Parties pursuant to this Section 8 to the extent that the aggregate amount of all such Losses incurred or suffered by such Indemnified Parties exceeds the Consideration paid by the Buyer. Notwithstanding the foregoing, the Threshold Amount and Cap shall not apply to Losses arising out of or resulting from actual (and not constructive) fraud committed by the Seller against the Buyer.

(b)          Except as provided in this Section 8, nothing in this Agreement or any Ancillary Agreement shall impair, limit or otherwise affect any indemnification obligation of either Party to the other Party arising under any other agreement, including the Supply Agreement, between the Parties and any of their Affiliates. In this regard, it is understood and agreed that if any Losses for which Buyer would otherwise be entitled to indemnification under Section 8.1 are finally determined to have been caused by any occurrence for which Seller is otherwise entitled to indemnification under the Supply Agreement or any other act or omission by Buyer, ANIP Acquisition or any of their respective Affiliates, Seller shall have no obligation to indemnify Buyer to the extent thereof, and Buyer and its Affiliates shall indemnify Seller to the extent Seller is entitled to indemnification under the Supply Agreement and/or this Agreement.

(c)          Buyer shall use Reasonable Commercial Efforts to avoid or mitigate any Loss which it or any Buyer Indemnified Party may suffer in consequence of any fact, matter or circumstance giving rise to a claim for indemnification under this Agreement or likely to give rise to a claim for indemnification under this Agreement.

(d)          Where the Seller has made a payment to a Buyer Indemnified Party in relation to any claim and Buyer Indemnified Party is entitled to recover (whether by insurance, payment, discount, credit, relief or otherwise) from a Third Party a sum which indemnifies or compensates Buyer Indemnified Parties (in whole or in part) in respect of the Liability or Loss which is the subject of a claim, Buyer or its relevant Affiliates shall (i) promptly notify the Seller of the fact and provide such information as the Seller may reasonably require, (ii) take all Reasonable Commercial Efforts as the Seller may require to enforce such right and (iii) pay to the Seller, as soon as practicable after receipt, an amount equal to the amount recovered from the Third Party (net of taxation and less any reasonable costs of recovery).

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8.4           Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to this Section 8 unless a written notice describing the basis for such claim or suit in reasonable detail in light of the circumstances then known to the Indemnified Party is provided to the Indemnifying Party:

(a)          at any time prior to the expiration of the applicable statute of limitations, in the case of any claim or suit based upon a breach or inaccuracy of the representations and warranties set forth in the first sentence and clause (a) of the second sentence of Section 3.2 (Power and Authorization), Section 3.6 (Purchased Assets), Section 3.12 (No Brokers), Section 4.2 (Power and Authorization) or Section 4.4 (No Brokers) (the “Fundamental Representations”);

(b)          at any time, and without limitation as to time, for any claim arising from the Retained Liabilities, Assumed Liabilities or any covenant to be performed by either Party at or after the Closing (including with respect to the Additional Payment); or

(c)          at any time prior to the twelve (12) month anniversary of the Closing Date, in the case of any claim or suit based upon a breach or inaccuracy of the non-Fundamental Representations.

(d)          The representations and warranties made by the Parties under this Agreement shall survive the Closing for a period contemporaneous with the period during which the applicable Party may assert a claim in respect of a breach thereof, as set forth above in this Section 8.4.

8.5           Procedure. If any claim arises as to which a right of indemnification provided in this Section 8 may apply, the Indemnified Party shall promptly provide a written notice to the Indemnifying Party for its claims for indemnification, and, to the extent applicable, shall allow the Indemnifying Party and its insurers the opportunity to assume direction and control of the defense of such proceeding, at its sole expense, subject to the limitations set forth in this Section 8, including the settlement thereof at the sole option of the Indemnifying Party or its insurers; provided, however, that the Indemnifying Party may not enter into any compromise or settlement without the prior written consent of the Indemnified Party, which will not be unreasonably delayed, conditioned or withheld, unless such compromise or settlement is solely for monetary damages paid entirely by the Indemnifying Party and does not include any admission of legal wrongdoing on the part of the Indemnified Party and contains an unconditional release of the Indemnified Party, in which event no such consent shall be required. The Indemnified Party shall fully cooperate with the Indemnifying Party and its insurer in the disposition of any such matter and the Indemnified Party will have the right and option to participate in (but not control) the defense of any proceeding as to which this Section 8 applies, with separate counsel at its election and cost. If the Indemnifying Party fails to assume or declines to assume the defense of any such proceeding within fifteen (15) days after notice thereof, or fails to prosecute the defense of such claim in good faith and with reasonable diligence, or, in the opinion of counsel to the Indemnified Party there is a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnified Party may assume the defense thereof for the account and at the risk of the Indemnifying Party (including with respect to reasonable attorney’s fees in connection therewith, but subject to the limitations set forth in this Section 8). The Indemnifying Party shall pay promptly to the Indemnified Party any Losses to which the Indemnified Party is entitled under this Section 8.

8.6           Exclusive Remedy; Release. The Parties (and, by their acceptance of the benefits under this Agreement, each Buyer Indemnified Party and Seller Indemnified Party) hereby agree that except as otherwise contemplated in Section 9.5, their sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement and the Sale shall be pursuant to the indemnification provisions set forth in this Section 8. Notwithstanding the foregoing, this Section 8.6 shall not, and is in no way intended to, restrict any Party’s (a) rights or obligations under any Ancillary Agreement or (b) right to seek a temporary or permanent injunction and/or a decree for specific performance with respect to a breach or threatened breach of a covenant or agreement contained in this Agreement. Each of the Parties agrees that, to the fullest extent permitted by applicable Law, except to the extent of a breach of an express representation or warranty set forth in this Agreement in which case, the other Party may seek recourse subject to and in accordance with this Section 8 only against the other Party, the respective directors, officers, employees, affiliates, controlling persons, agents and representatives of the other Party shall not have any personal liability or responsibility whatsoever to the claiming Party or any of its directors, officers, employees, Affiliates, controlling persons, agents or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to the claiming Party or any of its directors, officers, employees, Affiliates, controlling persons, agents or representatives and each Party hereby releases the other Party and its Affiliates’ respective directors, officers, employees, affiliates, controlling persons, agents and representatives from any such liability or responsibility.

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8.7           Limits on Indemnification.

(a)          In calculating amounts payable to an Indemnified Party, the amount of the Losses (i) shall not be duplicative of any other Loss for which an indemnification claim has been made, and (ii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy with respect to such Loss, net of any reasonable out-of-pocket expenses actually incurred in collecting such amounts. The Indemnified Party will use Reasonable Commercial Efforts to collect any amounts available under such insurance coverage.

(b)          Neither Party shall have any right to set off any Losses against any payments to be made by it or any of its Affiliates pursuant to this Agreement or any Ancillary Agreement.

(c)          In any case where an Indemnified Party recovers from Third Parties any amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this Section 8, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

8.8           Treatment of Indemnification Payment by Seller. Any indemnification payment made by Seller hereunder shall be treated as a reduction of the Consideration for Tax purposes.

8.9           Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL (INCLUDING WITHOUT LIMITATION LOST PROFITS), PUNITIVE OR ANY MEASURE OF DAMAGES BASED ON DIMINUTION OF VALUE OR ANY MULTIPLE OF EARNINGS, EBITDA, CASH FLOW OR SIMILAR CONCEPT UNDER THIS AGREEMENT EXCEPT TO THE EXTENT SUCH DAMAGES SHALL BE PAYABLE TO A THIRD PARTY.

Section 9     CONFIDENTIALITY

9.1           General. Pursuant to the terms of this Agreement, the Seller and the Buyer (in such capacity, the “Disclosing Party”) have each disclosed and will be disclosing to the other Party, and to its Affiliates and to their respective officers, directors, employees, agents and/or representatives (in such capacity, the “Receiving Party”) certain secret, confidential or proprietary data, Trade Secrets, Know-How, intellectual property, Product Technology and related information, including, without limitation, operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information (“Confidential Information”). For purposes of the preceding definition, Confidential Information included in the Purchased Assets shall be deemed Confidential Information of the Buyer from and after the Closing. The Receiving Party shall make no use of any Confidential Information of the Disclosing Party except in the exercise of its rights and the performance of its obligations set forth in this Agreement or the Ancillary Agreements. The Receiving Party (i) shall keep and hold as confidential, and shall cause its officers, directors, employees, agents and representatives to keep and hold as confidential, all Confidential Information of the Disclosing Party, and (ii) shall not disclose, and shall cause its officers, directors, employees, agents and representatives not to disclose, any Confidential Information of the Disclosing Party. Confidential Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted in this Agreement or the Ancillary Agreements.

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9.2           Exceptions. The above restrictions on the use and disclosure of Confidential Information shall not apply to any information which (i) is already known to the Receiving Party at the time of disclosure by the Disclosing Party (other than Confidential Information which forms a part of the Purchased Assets), as demonstrated by competent proof (other than as a result of prior disclosure under any agreement between the Parties with respect to confidentiality) or (ii) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement or the Ancillary Agreements. In addition, nothing in this Section 9 shall be interpreted to limit the ability of either Party to use or disclose its own Confidential Information in any manner or to any other Person.

9.3           Permitted Disclosures. It shall not be a breach of Section 9.1 if a Receiving Party discloses Confidential Information of a Disclosing Party (including any terms of this Agreement) (i) pursuant to a binding requirement of applicable Law or a Regulatory Authority, including obligations under securities Laws or rules or regulations of any securities exchange or market on which the Disclosing Party’s or its Affiliates’ stock is traded, or (ii) in a judicial, administrative or other legal proceeding to enforce or defend such Party’s rights under this Agreement. In such event, the Receiving Party shall (A) provide the Disclosing Party with as much advance written notice as possible and as legally permissible of the required disclosure, (B) reasonably cooperate with the Disclosing Party in any attempt to prevent or limit the disclosure at the sole cost of the Disclosing Party, and (C) limit disclosure, if any, to the specific purpose at issue, or in the case of a disclosure under subsection (i) of this Section 9.3, to the extent required by such Law or Regulatory Authority. Without limiting the generality of the foregoing, if Buyer determines that it is required to file this Agreement as a material agreement under applicable securities laws, it shall use Reasonable Commercial Efforts to seek to incorporate the reasonable confidential treatment requests of Seller with respect to such disclosure, it being understood and agreed that neither the names of the Lithobid Products nor the Consideration paid will be the subject of any such confidential treatment request.

9.4           Confidential Terms. Each Party acknowledges and agrees that the terms and conditions of this Agreement shall be considered Confidential Information of each Party and shall be treated accordingly.

9.5           Equitable Remedies. Each Party specifically recognizes that any breach by it of this Section 9 may cause irreparable injury to the other Parties and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each Party agrees that in the event of any such breach, notwithstanding the provisions of Section 8.6, the other Parties shall be entitled to seek, by way of private litigation in the first instance, injunctive relief and such other legal and equitable remedies as may be available.

Section 10       DISPUTE RESOLUTION

10.1         Jurisdiction; Venue; Service of Process.

(a)          Each party, by its execution hereof, (a) hereby irrevocably attorns and submits to the exclusive jurisdiction of the state and federal courts of New York located in New York City, New York, for the purpose of any action between or among the parties (or any of them) arising in whole or in part under or in connection with this Agreement, (b) hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action (including for a declaratory judgment or the like) other than before one of the above-named courts.

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(b)          Each party agrees that for any action between the parties arising in whole or in part under or in connection with this Agreement, such party will bring actions only in the State of New York, in a state or federal court located in New York City, New York. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c)          Each party hereby (a) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by the Laws of the State of New York, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1, will constitute good and valid service of process in any such action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

(d)          THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, WHICH ACTION WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(e)          In the event of litigation between the Parties arising from or regarding this Agreement, each Party shall bear its own costs and expenses incurred in connection with the litigation.

Section 11       MISCELLANEOUS

11.1         Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by reputable overnight courier, by facsimile transmission (with receipt confirmed by automatic transmission report) or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

if to the Seller, to:

c/o Noven Pharmaceuticals
350 Fifth Avenue, 37th Floor
New York, NY 10118
Attn: General Counsel
Facsimile: 305-232-1836

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with a copy to:

Greenberg Traurig, P.A.
333 S.E. 2nd Avenue
Miami, Florida 33131
Attn: David A. Barkus, Esq.
Facsimile: (305) 961-5724

if to the Buyer, to:

ANI Pharmaceuticals, Inc.
210 Main Street Baudette, Minnesota 56623
Attn: Chief Executive Officer
Facsimile: 218-634-3540

with a copy to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attn: Paul A Gajer, Esq.
Facsimile: 212-768-6800

Either Party may by notice given in accordance with this Section 11.1 to the other Parties designate another address or Person for receipt of notices hereunder.

11.2         Amendment; Waiver. This Agreement may not be amended except by an instrument signed by each of the Parties hereto. Any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of another Party hereto or (b) waive compliance with any of the agreements of another Party or any conditions to its own obligations, in each case only to the extent such obligations, agreements, or conditions are intended for its benefit; provided, however, that any such extension or waiver shall be binding upon a Party only if such extension or waiver is set forth in a writing executed by such Party.

11.3         Entire Agreement. This Agreement and the Ancillary Agreements contain the entire agreement between the Parties with respect to the Sale and supersede all prior agreements, written or oral, between the Parties with respect thereto, including that certain Letter of Intent between the Seller and the Buyer, dated May 1, 2014, which is hereby deemed terminated and of no further force and effect, and, except for Section 2.9, Article III, Article V, Article VI, Article VII, Article VIII, Article XII and Article XIII (other than Section 13.9) of the Supply Agreement, the Supply Agreement (including all purchase orders thereunder) shall automatically terminate effective as of the Closing, and the Quality Assurance Agreement, dated July 1, 2008, shall automatically terminate effective as of the Closing.

11.4         Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of New York.

11.5         Binding Effect; No Assignment; No Third-Party Beneficiaries.

(a)          This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither the Seller nor the Buyer may assign any of its rights or delegate any of its liabilities or obligations hereunder without the prior written consent of the other; provided, that either Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent upon written notice to the other Party in connection with the transfer or sale of all or substantially all of the assets or business of such Party or any of its Affiliates or the merger or consolidation with another Person of such Party or any of its Affiliates; provided that no assignment or delegation hereunder shall limit or effect the assignor’s obligations hereunder; and, provided further, that the Buyer may provide its lenders with a security interest in its rights under this Agreement in accordance with the terms of their security and collateral agreements in connection with any credit facility provided by such lenders to the Buyer and that such lenders may foreclose upon such security interest in accordance with the terms of such security and collateral agreements.

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(b)          Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.6         Section Headings; Construction; Interpretation. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All schedules and exhibits attached to this Agreement constitute an integral part of this Agreement and are incorporated herein. Unless the context of this Agreement clearly requires otherwise, (a) the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate; (b) the masculine shall include the feminine and the feminine shall include the masculine wherever or as often as may be appropriate; (c) the words “include” and “including” shall mean “including without limitation”, and (d) the words “hereof,” “herein,” “hereunder,” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or article in which such words appear.

11.7         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

11.8         Severability. If any provision of this Agreement is held invalid or unenforceable in any legal proceeding held pursuant to Section 10, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

11.9         Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.10         Bulk Sales Laws. The Parties hereto waive compliance with the requirements of the applicable Bulk Sales Laws in connection with the consummation of the transactions contemplated hereby.

11.11         Independent Contractor. Neither the Seller nor the Buyer, together in each case with their respective employees or representatives, are under any circumstances to be considered as employees, agents, representatives, partners or joint venturers of the other by virtue of this Agreement, and neither shall have the authority or power to bind the other or contract in the other’s name.

11.12         No Implied Waivers. No failure on the part of the Seller or the Buyer to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first stated above.

NOVEN THERAPEUTICS, LLC

By:	/s/ Jeffrey Eisenberg
Name: Jeffrey Eisenberg
Title: Authorized Representative

ANI PHARMACEUTICALS, INC.

By:	/s/ Charlotte C. Arnold
Name: Charlotte C. Arnold
Title: Vice President & Chief Financial Officer

[Signature Page to Asset Purchase Agreement]